Exhibit 10.1

EMPLOYMENT AND CONFIDENTIALITY
AGREEMENT
Community West Bank
Chief Credit Officer

This Employment and Confidentiality Agreement (the “Agreement”) is made and entered into as of September 6, 2007 (the “Effective Date”) by and between Community West Bank, a Nationally Chartered Bank and wholly owned subsidiary of Community West Bancshares (the “Bank”), Community West Bancshares, a California corporation (“Parent”) and Richard M. Favor (“Executive”).

Witnesseth

Whereas the Bank is a California national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted, with its principal place of business located at 445 Pine Street, Goleta, California 93117;

Whereas the Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

Whereas the parties desire to enter into this Agreement;

Whereas the parties hereto desire to specify the terms of Executive’s employment by the Bank and Company as controlling Executive’s employment at the Bank;

Now, therefore, in consideration of the representations, warranties, and mutual covenants set forth in this Agreement, the following terms and conditions shall apply to Executive’s employment with the Bank on and after the Effective Date:

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1.	ARTICLE 1 – EMPLOYMENT AND TERM

Employment.  The Bank shall employ Executive as the Bank’s Executive Vice President and Chief Credit Officer (the “Position”), and Executive accepts such employment, in accordance with the terms and conditions set forth in this Agreement.  The place of Executive’s employment under this Agreement shall be in Goleta, California, at a location determined by the Chief Executive Officer of the Bank (CEO).

Policies and Regulations.  Executive shall observe, comply with and be bound by all of the policies, rules and regulations established by the Bank with respect to its executives and otherwise, all of which policies, rules and regulations are subject to change by the Bank from time to time.

2.	ARTICLE 2 – DUTIES OF EXECUTIVE

Powers.  At all times Executive shall be empowered by and subject to the powers and authority of the Board of Directors and the Bank’s shareholders.  Executive shall report directly to the Bank’s President and Chief Executive Officer (“CEO”).

Duties.

a.
Executive Vice President and Chief Credit Officer of the Bank.  Executive, directly or through subordinate supervision, shall be responsible for technical and operational activities on a day-to-day basis, as well as formulation of strategies and business plans to achieve the Bank’s long range objectives.  Executive agrees to render services and perform the duties and acts of Executive Vice President and Chief Credit Officer (the “Duties”) in connection with all aspects of Bank’s business as may be required by the Board of Directors and/or the Bank’s CEO.  Executive shall perform these Duties, and the Specific Duties as defined below, faithfully, diligently, to the best of Executive’s ability and in the best interests of the Bank, consistent with the highest standards of the banking industries and in compliance with all applicable laws, rules, regulations, and policies applicable to the Bank, including, but not limited to, the Federal Deposit Insurance Act, as amended, and all regulations thereunder, and the Bank’s Articles of Association and Bylaws.

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b.
Executive Vice President and Chief Credit Officer of Parent.  Executive also shall have the position of Executive Vice President and Chief Credit Officer of Parent.  Executive agrees to render services and perform the duties and acts of Executive Vice President and Chief Credit Officer of Parent as may be required by the Board of Directors of Parent and/or the Parent’s CEO.

Specific Duties.  Without limiting any of Executive’s Duties and obligations under Section 2.2, above, Executive agrees to undertake and perform all duties required of the Position (“Specific Duties”), including, but are not limited to:

(a)	Formulates, reviews and updates loan policy and presents changes to Directors Loan Committee as appropriate.
(b)	Approves loans within established limits in the area of commercial lending and Small Business Administration loans, and makes recommendations to Directors Loan Committee.
(c)	Directs credit officers, SBA Business Development Officers, and Special Assets staff, regarding structure, documentation, compliance, and loan workouts.
(d)	Serves as primary contact for the credit function on regulatory exams and credit review.
(e)	Provides credit training directly or through other resources.
(f)	Recommends and monitors loan concentration limits.
(g)	Serves as the Bank’s Community Reinvestment Act Officer.
(h)	Develops/enhances loan products and underwriting.
(i)	Analyzes and determines the allowance for loan and lease loss (ALLL).
(j)	Develop and maintain effective communication and working relationships with direct reports and inter-departmental staff.

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Conflict of Interests.   Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interests.  Further, Executive shall not engage in any activity that would impair Executive’s ability to act and exercise independent judgment in the best interests of the Bank.

Exclusive Services.  During employment by the Bank, Executive shall not, without the express prior written consent of the Board of Directors, engage directly or indirectly in any outside employment or consulting of any kind, whether or not Executive receives remuneration for such services.  Nothing in this Section 2.5 shall prohibit Executive from providing volunteer consulting services (the “Volunteer Services”) through established non-profit or charitable organizations in furtherance of such organization’s purposes, so long as such Volunteer Services do not materially interfere with Executive’s performance of his duties and obligations under this Agreement.

3.	ARTICLE 3 – COMPENSATION. As the total consideration for the services that Executive renders under this Agreement, Executive shall be entitled to the following:

Base Salary.  Effective September 6, 2007, the Bank shall pay Executive a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per year, less income tax and other applicable withholdings.  On or before February 28th of each year, the CEO shall review the base salary payable to Executive under this Agreement and shall determine, in the CEO’s sole discretion, whether or not to adjust such salary.  Any such adjustment shall be effective as of the first day of March of each calendar year.  Nothing in this Section 3.1 shall obligate the Bank to increase the salary payable to Executive as a result of any such review; provided that in no event shall the Bank reduce the salary payable to Executive as a result of such review.  Base salary shall be paid in accordance with Bank’s regular payroll practices.

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3.2
Annual Bonus.  Executive shall be eligible to receive an annual bonus, at an amount, if any, determined by the Board of Directors in its sole discretion.  If it is determined that a bonus will be paid Executive for any calendar year, the bonus will be paid at or near the close of the calendar year, but no later than thirty (30) days after year-end.  Executive acknowledges and agrees that nothing in this Agreement or the Bank’s general policies shall require the Bank to pay Executive a bonus for any year, to pay Executive a bonus in particular amount for any year, or to pay Executive a bonus by reason of the Bank’s payment of a bonus to any other executives of the Bank.

3.3	Stock Options.

(a)
Proposed Options.  At the first meeting of the Board of Directors after date of hire, Executive’s proposed options shall be presented to the Board of Directors for approval covering 7,500 shares of the Common Stock of Parent (the “Common Stock”) in accordance with the terms and conditions of the Parent’s 2006 Stock Option Plan (the “Plan”).

(b)	Vesting Schedule. Executive’s interest in the foregoing options (the “Options”) shall vest pro rata on an annual basis over a period of five (5) years from the date of grant of the Option.
(c)
Acknowledgement.  Executive acknowledges that (i) under the Plan the exercise price of the Options will be the par share fair market value of the Common Stock as of the date of grant of the Option and (ii) Executive has read, reviewed and is familiar with the terms and conditions of the Plan and the form of the Option Agreement under which the Options will be granted to Executive.

(d)
Adjustment of Option Shares.  The foregoing number of shares covered by an Option shall be appropriately adjusted in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or similar change in the capital structure of the Bank that occurs between the Effective Date of this Agreement and the date on which the Option is granted.

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3.4	Signing Bonus.

(a)	Bank shall pay Executive Fifteen Thousand Dollars ($15,000.00) less income tax and other applicable withholdings on the first payroll following the date of hire.
(b)
Executive will refund the entire Fifteen Thousand Dollars ($15,000.00) signing bonus should the Executive leave the Bank for any reason other than termination without cause.  Refund of the signing bonus will be due within two (2) weeks of the last day of Executive’s employment by the Bank.

3.5	401K Plan. Subject to Executive’s compliance with the eligibility and other terms and conditions of the Plan, Executive will be eligible to participate in the Bank’s 401(k) Plan.

3.6
Bank Executive Benefits.  Subject to Executive’s satisfaction of any eligibility requirements, Executive shall be eligible to participate in the Bank’s employee benefit plans, for both Executive and family (including medical, dental, vision, prescription plan, life insurance, and short-term disability benefits) generally provided by the Bank to its senior executives.  In all events, the Bank’s liability to Executive shall be limited to the amount of premiums payable by the Bank to obtain the coverage(s) contemplated herein.  Nothing in this Section 3.6 or any other provision of this Agreement shall prohibit the Bank from, or limit the right of the Bank to, changing or modifying the terms of any of the foregoing employee benefit plans or terminating any of such plans.

3.7
Vacation.  Executive shall be entitled to vacation time of not more than four (4) weeks per year, provided however that, during each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “mandatory vacation”), which shall be taken consecutively.  Executive shall be entitled to accumulate up to six (6) weeks of accrued vacation, after which additional vacation will not accrue.  The Bank shall not be obligated to pay or reimburse Executive at the end of any calendar year for any amount of unused vacation time.  The Bank shall, however, pay Executive for any accrued and unused vacation time should the Executive leave the employ of the Bank.

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3.8  Reimbursement for Expenses.  The Bank shall reimburse Executive for any and all reasonable business expenses incurred by Executive on behalf of the Bank in the performance of this Agreement, approved expenditures to be determined by the Board of Directors (“Business Expenses”).  A reimbursable Business Expense shall be of a nature qualifying it as a proper business expense deduction on the federal and state income tax returns of the Bank.  Executive must be able to furnish adequate records and other documentary evidence as may be required by Federal and State statutes.

4.0	ARTICLE 4 – TERMINATION ON CHANGE IN CONTROL

(a)
Severance Compensation.  If, within one (1) year after the occurrence of the Change in Control, Executive terminates his employment under this Agreement for Good Reason (as defined below) or the Bank Terminates Executive’s employment other than for cause (as defined in (c) below, the Bank shall pay to or on behalf of Executive one (1) year’s base salary and the costs of Executive’s Benefits for a period of one (1) year after such the date of termination.  The foregoing salary and benefits shall be paid in monthly installments over such one-year period in accordance with the Bank’s normal practices.  This provision shall apply only if Executive terminates his employment for Good Reason or if the Bank terminates Executive’s employment, and shall not apply if Executive terminates his employment on any other basis.

(b)	For Good Reason. For purposes of this Section, the term “Good Reason” shall mean and include only the occurrence of any of the following events:

(i)
A material change occurs in the functions, duties, responsibilities, reporting relationship, location of work, and/or title of Executive which is not agreed to by Executive, provided that none of (A) a change in Executive’s title following the merger or consolidation of the Bank with or into any other corporation or entity or (B) a temporary change any of the matters described in this clause (i) for a period of no more than sixty (60) consecutive days as a result of Executive’s incapacity or disability shall by itself constitute an event described in this clause (i); or (ii) the Bank requires Executive to perform any function or duty, the performance of which would violate any material statute or public policy the violation of which could expose Executive to personal liability or which would have a material adverse effect o Executive’s business reputation.

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(c)	Termination by the Bank for Cause. For purposes of this Section the term “cause” means and includes only:
(i)	conviction of or confession by Executive to theft, fraud, or embezzlement against the Bank;
(ii)
Executive’s breach or violation of any material written policy or regulation of the Bank, including, but not limited to, any written policy or regulation dealing with sexual harassment, discrimination based on age, sex, race, religion, or other protected category, illicit drugs, and environmental protection matters;

(iii)
Executive’s willful breach of violation of any material law, rule or regulation (other than traffic violations or similar offenses) or final order of a court of competent jurisdiction applicable to the Bank or Executive;

(iv)	Executive’s taking of any material action which requires the prior approval of the Board of Directors without such approval; and
(v)	Executive’s breach of or failure to perform any of his fiduciary duties to the Bank or any shareholders involving personal profit.

5.0	ARTICLE 5 – CONFIDENTIALITY AND NON-SOLICITATION

5.1
Confidentiality and Trade Secrets.  Executive acknowledges that, in the course of his employment with the Bank, Executive will acquire information about the Bank’s borrowers and clients, terms and conditions of Bank transactions, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Bank and related companies, information contained in electronic or computer files, financial information, salary and wage information, and other information that is designated by the Bank or its affiliates as confidential or that Executive knows or should know is confidential information provided by third parties and that the Bank or its affiliates are obligated to keep confidential as well as other proprietary information of the Bank or its affiliates (“Confidential Information”).   Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank.  Executive agrees not to disclose any Confidential Information, either during the Term or thereafter, directly or indirectly, under any circumstances or by any means, to any third person or party without the prior written consent of the Bank.

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5.2
Non-Solicitation of Executives.  Except as permitted by the prior Written consent of either the President/CEO of the Bank or the Chairman of the Board of Directors, during the one (1) year period following the termination date, Executive shall not directly or indirectly solicit for employment or for independent contractor work from any executive of the Bank, and shall not encourage any such executive to leave the employment of the Bank.

5.3
Non-Solicitation of Customers.  During the one (1) year period following the termination date, Executive shall not directly: (a) solicit business from any customers of the Bank; (b) encourage any customers to stop using the facilities or services of the Bank; or (c) encourage any customers to use the facilities or services of any competitor of the Bank.

5.4
Bank to Benefit from Provisions.  To the extent any provisions of this Article 5 relate in any way to Confidential Information and trade secrets of the Bank, then the obligations of Executive set forth herein shall also extend to the Bank and inure to its benefit.

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6.0	ARTICLE 6 – BANK’S OWNERSHIP IN EXECUTIVE’S WORK

6.1
Bank’s Ownership.  Executive agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive’s employment with the Bank, either alone or jointly with others, or relating to the Bank or to the banking industry (“Bank’s Work”), and any written record that Executive may maintain of Bank’s Work, shall be owned exclusively by the Bank.  Executive hereby assigns to Bank, all of Executive’s right, title, and interest, if any, in such intellectual property defined as Bank’s Work.  Executive shall furnish to Bank any and all such records pertaining to Bank’s Work, immediately upon request.  Notwithstanding anything in this Section 6.1 to the contrary, any inventions, discoveries, improvements, trade secrets, formulas, techniques, processes and know-how conceived or developed by Executive solely while providing Volunteer Services (as defined in Section 2.5 above) shall not be considered Bank Work.

6.2
Return of Bank’s Property and Materials.  Upon termination of employment with the Bank, Executive shall deliver to the Bank all Bank property and materials that are in Executive’s possession or control, including Bank’s Work, within five (5) calendar days.

6.3
Bank to Benefit from Provisions.  To the extent any provisions of this Article 6 relate in any way to information, property, rights, projects, ventures, or inventions of the Bank, then the obligations of Executive set forth in this Article 6 shall also extend to the Bank and inure to its benefit.

7.0	ARTICLE 7 – ARBRITRATION

7.1
Obligation to Arbitrate.  If any, dispute, controversy or claim arises out of or relates to this Agreement, such dispute, controversy, or claim shall be settled by binding arbitration only, in accordance with the Rules of Judicial Arbitration and Mediation Services, using legal principles and damages according to California Law, and shall be selected by and agreed upon by both parties.  Judgment upon the arbitrator’s award shall be entered in the jurisdiction thereof.  The arbitrator shall determine which party is the prevailing party and shall include in the award, the prevailing party’s actual attorney’s fees and costs. The arbitrator shall have no authority to grant either punitive or consequential damages to any party.  Nothing in Article 7 shall prohibit or limit the right of the Bank to commence suit or other judicial proceedings seeking injunction or other equitable relief in the event of Executive’s breach or threatened breach of any of his obligations under any of Sections 5 or 6 of this Agreement or Sections 5 or 6 of the Original Agreement.

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7.2
Arbitrator.  If the parties cannot agree upon the selection of an arbitrator within ten (10) days of written demand upon the other, the parties shall choose from a list to be provided by the main Los Angeles office of the American Arbitration Association (“ZAAA”) or of the Federal Mediation and Conciliation Service, using the strike method, with the first to strike being determined by the flip of a coin.

7.3
Fee Deposit.  As soon as practicable after selection of the arbitrator, the arbitrator or their designated representative shall determine a reasonable estimate of anticipated fees and costs setting forth that party’s pro rata share of said fees and costs.  Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the arbitrator.  Failure of any party to make such a deposit shall result in forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay, or suspend the arbitration.

7.4
Hearing Schedule.  Unless the parties agree otherwise, within one hundred and twenty (120) days of the selection of the arbitrator, a hearing shall be conducted at a time and a place in Santa Barbara County agreed upon by the parties.  Arbitration shall be conducted in accordance with AAA employment rules and procedures (“AAA Rules”), the terms of this Agreement shall prevail.

7.5
Award.  Within thirty (30) days of conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.  The decision of the arbitrator shall be final, binding, and non-appealable, except as otherwise permitted by Law, and may be enforced as a final judgment in any court of competent jurisdiction.

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8.0	ARTICLE 8 – MISCELLANEOUS

8.1
Parent as a Party.  Parent is a party to this Agreement solely for purposes of affecting the grant of the Options contemplated in Section 3, above.  Parent shall have no liability or obligation to Executive with respect to the Bank’s performance or non-performance of any of its obligations under this Agreement.

8.2
Injunctive Relief .  Executive hereby acknowledges and agrees that it would be difficult to fully compensate the Bank for damages for a breach or threatened breach of any of the provisions of Sections 5 or 6 hereof or Sections 5 or 6 of the Original Agreement . Accordingly, Executive specifically agrees that the Bank shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5 or 6 hereof or Sections 5 or 6 of the Original Agreement, and that such relief may be granted without the necessity of proving actual damages .  The foregoing provision with respect to injunctive relief shall not, however, prohibit the Bank from pursuing any other rights or remedies available to the Bank for breach or threatened breach, including, but not limited to, the recovery of damages from Executive or any third parties.

8.3
Authorized Representative of the Bank.  Although Executive is officer of the Bank, any and all actions and decisions to be taken or made by the Bank under this Agreement or with respect to the employment relationship described in this Agreement, and any and all consents, approvals and agreements permitted or required to be given or made on the part of the Bank under this Agreement, shall be made and accomplished by the Bank only through the actions taken, in writing, of its Chief Credit Officer or such other person or persons as the Board of Directors may from time to time designate.

8.4
Tax Advice.  Executive represents and warrants to the Bank that he has sought and received independent professional advice concerning the treatment of the transactions contemplated by this Agreement under the Code, the rules and regulations promulgated thereunder by the Internal Revenue Service (the “j$”) and the income tax laws of any other applicable taxing jurisdictions, and that he is not relying upon any representation, warranty or other statement made by the Bank, its counsel or anyone acting on behalf of the Bank with respect to such treatment or the structuring of the compensation payable under this Agreement as assuring any particular income tax treatment.  Executive understands and agrees that neither the Bank, its counsel, nor anyone acting on behalf of the Bank has made or is making any representation, warranty or other statement with respect to such income tax treatment.

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8.5
Notice.  Any notice or other communication required or Permitted under this Agreement shall be in writing and shall be deemed received (i) when personally delivered, or (ii) if mailed, one (1) week after having been placed in the United States mail, registered, or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if sent by facsimile, email or other form of electronic transmission, one (1) business day after the notice is transmitted to the facsimile number, email address, or other address specified on the signature page of this Agreement, and the transmitting party either receives confirmation of transmission or does not receive notice of non-delivery.

8.6
Entire Agreement.  This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire Agreement between the parties.  This Agreement supersedes and rescinds any and all prior oral and written agreements, understandings, negotiations, and discussions relating to the employment of Executive by Bank.  This Agreement may not be modified, supplemented or amended by oral agreement, but only by an agreement in writing signed by Bank and Executive.

8.7
Amendment.  This Agreement may be amended only in writing Duly executed by all of the parties hereto.  Notwithstanding anything in this Agreement to the contrary, any amendment to Section 3.4 of this Agreement shall be made in compliance with the requirements of Section 409A of the Coder and the Treasury Regulations thereunder.

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8.8
Survival of Certain Provisions.  Notwithstanding anything to the Contrary contained herein, in the event of any termination of this Agreement, the rights and obligations of the parties under Sections 3.4, 4.2(b), 4.2(c), 4.3(d), 4.4(d), 4.4(e), 4.5(a), 4.5(b), 4.6(c), 4.6(d), 4.6(e), 4.7(b), and 4.7(c) and Articles 5, 6, 7 and 8 hereof shall survive such termination and shall continue in full force and effect until fully performed.

8.9
Waivers.  All rights and remedies of the parties hereto are Separate and cumulative, and no one of them, whether exercised or not, shall be deemed to limit or exclude any other rights or remedies which the parties hereto may have.  Neither party hereto shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party.  No delay or omission on the part of either party hereto in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy.  A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

8.10
Successors and Assigns.  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  This Agreement shall inure to the benefit of and be binding upon the Bank, its successors and assigns, and upon Executive and Executive’s heirs, executors, administrators and legal Representatives.  No party to this Agreement may delegate its or their duties hereunder without the prior written consent of the other party to this Agreement.

8.11	Governing Law. This Agreement is entered into in the State of California, and California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

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8.12
Attorney’s Fees.  In any arbitration, suit or other action between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such arbitration, suit or other action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and a reasonable attorney’s fees.  In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

9.0	ARTICLE 9 – RECEIPT OF AGREEMENT

9.1
Receipt of Agreement.  Each of the parties hereto acknowledges that they have read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof.  A fully executed copy shall be an original for all purposes, and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Confidentiality Agreement to be executed as of the Effective Date set forth above.

ACCEPTED AND AGREED:

EXECUTIVE

By:
Name:	Richard M. Favor

Address for Notice:
1888 Lyndhurst Avenue
Camarillo, CA 93010
Telephone: (805) 388-0364

COMMUNITY WEST BANK
A National Banking Association

By:
Name:	Lynda Nahra, President & CEO	Initials: _____ Initials: _____